UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOL Energy Inc.

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[CONSOL Energy Inc. Letterhead]

Dear Current and Retired Employees of CONSOL Energy Inc. and its Subsidiaries:

I am writing today to urge you to vote your shares of CONSOL Energy Inc (“CONSOL Energy”) in accordance with the recommendations of the Board of Directors of CONSOL Energy (the “Board”). If you are a CONSOL Energy shareholder, your vote is more important than ever. The outcome of this proxy is crucial for our entire Company and for you and your families.

Here’s why:

Proposal Number	Rationale for the Board’s Recommendations

1.	We must vote for the re-election our CONSOL Energy Directors, as the non-employee Directors are independent and all of the Directors are highly-qualified individuals.

2.	We must vote for the anticipated appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	We must vote for amending our Equity Incentive Plan to provide for, among other things, additional shares under the Plan. This is necessary in order to continue to incentivize our employees and respond to competitive compensation pressure in the coal industry.

4.	We must vote against the shareholder proposal requiring a majority of votes cast for any Director to be re-elected. We currently use plurality voting, which is overwhelmingly the predominate election method in the United States. Additionally, if a majority vote proposal is implemented, the cost of soliciting shareholder votes for routine elections could increase and could disrupt CONSOL’s already effective governance processes.

5.	We must vote against the shareholder proposal requiring early disclosure of voting results from annual or special shareholder meetings. Because CONSOL Energy already discloses the voting results in the Form 10-Q, as required by the SEC, we do not believe that early disclosure would be a productive use of corporate assets.

In light of the above, I hope you agree that the Board’s recommendations are in the best interests of CONSOL Energy and its shareholders.

If you are a CONSOL Energy shareholder, you should receive, if you haven’t already, CONSOL Energy’s Proxy Statement with your voting card. Please complete the voting card by checking the box entitled “FOR”

with respect to proposals 1, 2 and 3, and checking the box entitled “AGAINST” with respect to proposals 4 and 5.1 Thereafter, please sign your name and return it in the postage prepaid envelope that you received.

In closing this letter, I want to emphasize that CONSOL Energy has the right plan, the right team and the right Directors to ensure that our efforts to deliver superior value and growth will succeed. In our view, the Company, our shareholders and our employees can’t afford to not vote in accordance with the Board’s recommendations. This is your Company – and I know you care about its present and future as much as I do.

Thank you, as always, for your contributions to the success of CONSOL Energy.

Kindest regards,

/s/ J. Brett Harvey
J. Brett Harvey

[1]

If you have received a voting card with instructions saying that you can vote via the telephone or via the internet, you may try that option. If you experience any problems voting in this manner, please report it to CONSOL Energy immediately and vote by mail instead to ensure that your vote is received and counted.